Exhibit 10.2

Summary of RMB Short-Term Loan Agreement

Contract Number: 2006-JZJ-001

Borrower: Jinzhou Halla Electrical Equipment Co., Ltd. (“Halla”)
Lender: Bank of China Jinzhou Tiebei branch (the “Bank”)

Date of the Agreement: September 13, 2006

1.	The amount of loan is RMB 30 million.

2.	The term of the loan is 12 months, commencing on the payment date.

3.	The loan shall be used for the purpose of purchasing raw materials.

4.	The annual interest rate is 6.12%. Borrower shall make the interest payment on a quarterly basis on September 20th, December 20th, March 20th, and June 20th, respectively.

5.	Borrower shall submit a written application for the loan and documents proving the use of the loan five days before it draws money.

6.	Borrower shall draw the whole amount of the loan on September 20, 2006.

7.	On September 20, 2007, Borrower shall pay back the principal of RMB 30 million.

8.	Prepayment is permitted, but shall be subject to a penalty equal to 2% of the interests that otherwise would be accrued on the portion of the principal that is pre-paid.

9.	Borrower shall provide mortgage to secure the full payment of its obligation under the Agreement. Borrower and Lender entered into a Mortgage Agreement, the number of the agreement is 2006-JZY-001.

10.
Default: if Borrower fails to repay the principal or interest when it becomes due and obtain an extension from the Lender, then during the overdue period, the interest rate for the portion of the payment that becomes due shall be 150% of the agreed-upon interest rate; if Borrower uses the proceeds of the loan for any purposes other than agreed upon herein, the interest rate for that portion of the proceeds will be 100% higher than the agreed-upon interest rate.

11.	Disputes between parties shall be solved through arbitration pursuant to the laws of People’s Republic of China.

Jinzhou Halla Electrical Equipment Co., Ltd.
/s/ Yuncong Ma
Seal

Bank of China Jinzhou Tiebei branch
/s/ Yuncong Ma
Seal